NEWS RELEASE
                                                                    EXHIBIT 99.1

FOR INFORMATION CONTACT:

GLIMCHER REALTY TRUST
20 SOUTH THIRD STREET
COLUMBUS, OHIO 43215

Michael P. Glimcher           William G. Cornely          Melinda A. Janik
President                     Exec. V.P., COO             Sr. V.P., CFO
michael@glimcher.com          bcornely@glimcher.com       mjanik@glimcher.com
(614) 621-9000 x122           (614) 621-9000 x111         (614) 621-9000 x121


FOR IMMEDIATE RELEASE
THURSDAY, JULY 10, 2003

                 GLIMCHER REALTY TRUST PROVIDES UPDATED ESTIMATE
                          OF 2003 FUNDS FROM OPERATIONS

COLUMBUS, OH -JULY 10, 2003 -- GLIMCHER REALTY TRUST (NYSE:GRT), announced today that it expects Funds From Operations (FFO) to be in the range of $0.24 and $0.26 per diluted common share for the second quarter and $2.10 to $2.20 per diluted common share for full year 2003. The Company's previous guidance, which was included in the first quarter press release dated April 24, 2003, was for 2003 FFO in the range of $2.50 to $2.58 per diluted share.

Expected FFO for the second quarter reflects additional bad debt reserves of $7.9 million, or $0.21 per diluted common share. The reserves are a result of updated information regarding pending bankruptcy claims with respect to certain tenants, as well as actual tenant recoveries for CAM, taxes and insurance at its regional malls. The additional reserves were determined after a thorough review of the status of pending bankruptcy claims and the completion of an analysis of recoverable expense billings.

The Company is proactively addressing the issues which resulted in the additional reserves and a number of changes have already been implemented during the second quarter. A new Director of Internal Audit and a new Corporate Controller have been hired to strengthen the finance and accounting functions. The Company has also adopted additional procedures to provide more timely billings of recoverable expense items.

"Even with the additional second quarter charges, our estimated annual dividend payout ratio is expected to be between 87% and 91% of FFO," said Michael P. Glimcher, President. "And, given the substantial progress we have made in strengthening our balance sheet, the Company currently expects to maintain the annual dividend at the present rate," added Glimcher.




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The Company's guidance for the second quarter of 2003 and full year 2003 for net income and FFO on a fully diluted per common share basis is set forth and reconciled below:

                                                                    Range
                                                              Low End   High End
                                                              -------   --------
  SECOND QUARTER 2003
  Expected diluted Earnings per Common Share                  ($0.13)    ($0.11)
       Add: Real Estate depreciation and amortization           0.40       0.40
       Add: Joint Venture depreciation and amortization         0.03       0.03
       Less: Discontinued Operations - Gain on sales           (0.06)     (0.06)
                                                               -----      -----
  Expected diluted FFO per Common Share                        $0.24      $0.26
                                                               =====      =====

  FULL YEAR 2003
  Expected diluted Earnings per Common Share                   $0.40      $0.50
       Add: Real Estate depreciation and amortization           1.59       1.59
       Add: Joint Venture depreciation and amortization         0.11       0.11
                                                               -----      -----
  Expected diluted FFO per Common Share                        $2.10      $2.20
                                                               =====      =====

Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that were closed through June 30, 2003 and the expected acquisition of the third party joint venture interest in Eastland Mall which is expected to close in the third quarter of 2003. The Company is not able to assess at this time the potential impact of such acquisitions or dispositions on future diluted earnings per common share and diluted FFO per common share.

As previously announced Glimcher Realty Trust will report second quarter results on July 31, 2003 before the market opens and will host a conference call at 11:00 a.m. ET that day. Please visit the Company web site at www.glimcher.com to access the press release or to obtain information on how to participate in the call via webcast or telephone. A replay of that call will be available for 14 days.


Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the consummation of asset sales at acceptable prices, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the closing of the sale of certain properties to take place, the failure of the



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Company to use sale proceeds to reduce debt, the failure to close loan refinancings and the failure of the Company to make additional investments in and acquire regional mall properties and to acquire additional joint venture interests from its partners, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.


ABOUT THE COMPANY

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.


                       VISIT GLIMCHER AT: WWW.GLIMCHER.COM











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